EXHIBIT F-1



                                                                 August 28, 2001



Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

    Re: Form U-1 Application/Declaration by Energy East Corporation and New York State Electric & Gas Corporation, File Number: 70-9875

Ladies and Gentleman:

     We have acted as counsel for Energy East Corporation, a New York corporation ("Energy East") and New York State Electric & Gas Corporation, a New York corporation ("NYSEG") in connection with the above-referenced application filed on Form U-1 by Energy East, a registered holding company under the Public Utility Holding Company Act of 1935, and NYSEG, a wholly-owned subsidiary of Energy East, and we are furnishing this opinion with respect to the actions requested therein, which, if granted, would authorize NYSEG to sell its 18 percent ownership interest in the Nine Mile Point Unit No. 2 generating station in accordance with the Asset Purchase Agreement between NYSEG, Niagara Mohawk Power Corporation, Rochester Gas and Electric Corporation and Central Hudson Gas & Electric Corporation, as Sellers, and Constellation Energy Group, Inc. and Constellation Nuclear LLC as Buyers, dated as of December 11, 2000 (the "Asset Purchase Agreement").

     As such counsel, we have examined the Asset Purchase Agreement. In addition, we have examined such other documents and matters of law and made such inquiries as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such letter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon aforesaid instruments and documents.


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Securities and Exchange Commission
August 28, 2001
Page 2

     Based on the foregoing, we are of the opinion that in the event the transaction is consummated as set forth in the initial paragraph above and in accordance with the Asset Purchase Agreement:

     1. All laws of the State of New York applicable to the proposed transaction will have been complied with;

     2. NYSEG is a corporation duly incorporated and validly existing under the laws of the State of New York; and

     3. The consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by NYSEG or any associate company thereof.

     The opinions expressed herein are limited to the laws of the State of New York and to applicable United States federal law and we express no opinion as to the law of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit F-1 in connection with the above-referenced application.


                                   Very truly yours,



                                   Huber Lawrence & Abell


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